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                                                                    Exhibit 2.12

                             UNION TELEPHONE COMPANY
                            STOCK PURCHASE AGREEMENT
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                                    EXHIBITS


Exhibit A.............  List of Shareholders

Exhibit B.............  List of Excluded Assets

Exhibit C.............  Form of Transition Services Agreement

Exhibit D.............  Form of Noncompetition Agreement

Exhibit E.............  Opinion of Buyer's Counsel

Exhibit F.............  Opinion of the Shareholders' and Union's Counsel

                                    SCHEDULES


Schedule 4.6..........  Union Financial Statements


Schedule 4.7..........  Material Changes


Schedule 4.9..........  Litigation


Schedule 4.11.........  Employee Benefit Plans


Schedule 4.14.........  Subsidiaries and Investments


Schedule 4.15.........  Insurance Policies


Schedule 4.16.........  Employees and Employment Agreements


Schedule 4.17.........  Material Contracts


Schedule 4.19.........  Description of Real and Personal Property Owned
 ......................  or Leased

Schedule 4.22.........  Environmental Matters


Schedule 4.23.........  Affiliate Transactions


Schedule 4.25.........  Permits and Reports


Schedule 4.26.........  Liabilities


Schedule 5.0 .........  Exceptions to Covenants

      This Stock Purchase Agreement (the "Agreement") is made as of December 24, 1998, among MJD Services Corp., a Delaware corporation (the "Buyer"); Union Telephone Company of Hartford, a South Dakota corporation ("Union"); Union TeNET, Inc. a South Dakota corporation; KM Satellite, Inc., a South Dakota corporation; and William G. Haugen, Sr., Marilyn M. Haugen, and William G. Haugen, Jr., individuals and the majority holders of the outstanding stock of Union (collectively, the "Shareholders").

      WHEREAS, the Shareholders own 93.2 percent of the issued and outstanding shares of the common stock of Union (the "Haugen Shares"), with the number of shares and percentages set forth on Exhibit A hereto; and

      WHEREAS, Union is the beneficial owner of 100 percent of the issued and outstanding common stock of Union TelNet, Inc. and KM Satellite, Inc.; and

      WHEREAS, Buyer desires to purchase all of the issued and outstanding shares of common stock of Union, including the Haugen Shares from the Shareholders, and the Shareholders desire to sell the Haugen Shares to Buyer upon terms and conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   Article I.
                         AGREEMENT TO PURCHASE AND SELL

      1.1 Purchase and Sale. At Closing (as defined below), Buyer shall purchase the Haugen Shares from the Shareholders and all shares of common stock of Union offered for sale by Minority Shareholders (as defined below) at the price and upon the terms and conditions set forth herein, and the Shareholders shall sell the Haugen Shares to Buyer. The conveyance of the Haugen Shares shall be made by the Shareholders to Buyer free and clear of all options, liens, claims, restrictions and encumbrances of any nature whatsoever (collectively, "Liens"). Exhibit B to this Agreement sets forth a list of assets to be sold by Union or distributed to the Shareholders prior to Closing, and excluded from the assets to be owned by Union as of the Closing Date. The parties hereto acknowledge, without way of limiting the foregoing, that Union has sold, prior to the execution of this Agreement: (i) all of its 11.25% limited partnership interest in the Sioux Falls Cellular Limited Partnership, all of its 36,962.5 shares of capital stock of Dakota Systems, Inc., and all of its 65,536 shares of capital stock of Eastern South Dakota Cellular, Inc. (the "Cellular Interest"), and (ii) all properties, assets and interests owned or used by Union in connection with its DIRECTV direct broadcast satellite business (the "DBS Interest"), and that the Shareholders shall assume any and all liabilities arising from the ownership of the Cellular Interest or the DBS Interest, both prior to and subsequent to

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the Closing, as well as those liabilities resulting from the transfer of the
Cellular Interest or the DBS Interest, and shall indemnify Buyer with respect to such liabilities, as provided in Section 6.1(e) hereof; provided, that Buyer shall be subject to the noncompete entered into by Union with Pegasus Communications Corporation in connection with the sale by Union of its DBS Interest.

      1.2 Equal Offer to Minority Shareholders. It is Buyer's desire to purchase 100% of all issued and outstanding Union common stock at Closing. Buyer agrees to offer the twelve (12) shareholders (the "Minority Shareholders") owning the remaining twelve (12) shares of Union common stock not owned by the Shareholders the same Price Per Share (as defined in Section 2.1 below) as it agrees to pay to the Shareholders. The Shareholders agree to use their best efforts to fully inform the Minority Shareholders of the transactions contemplated by this Agreement and to obtain the sale of all shares held by the Minority Shareholders; provided, that the purchase by Buyer of any shares held by the Minority Shareholders is not a condition to Closing hereunder.

      1.3 Closing. The consummation of the transactions contemplated herein (the "Closing") shall take place at the offices of Union Telephone Company, 116 North Main Avenue, Hartford, South Dakota, at 10:00 a.m. local time, on the first business day of the calendar month, immediately following the calendar month in which all required regulatory approvals, notices and consents have been given and obtained, so long as such day is at least ten (10) calendar days after receipt of such regulatory approvals, or at such other time and place as Buyer and the Shareholders may mutually agree (the "Closing Date").

      1.4 Shareholders' Representative. William G. Haugen, Jr. shall be the "Shareholders' Representative" or, in the event of his death or inability to so act, William G. Haugen, Sr. shall be the Shareholders' Representative with respect to the Shareholders. The Shareholders, by execution of this Agreement, authorize the Shareholders' Representative to take such action on their behalf as the Shareholders' Representative is herein authorized to take or as such Shareholders' Representative may deem necessary or advisable in order to carry out the purposes and intents of this Agreement.

      1.5 Union Subsidiaries. For purposes of this Agreement, except where expressly stated otherwise, all references to "Union," shall include references to its wholly-owned subsidiaries, Union TelNet, Inc. and KM Satellite, Inc.

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                                    Article 2
                                 PURCHASE PRICE

      2.1 Purchase Price. (a) Buyer shall purchase the shares of Union common stock, including the Haugen Shares from the Shareholders, at a price per share of Union common stock (defined as the "Price Per Share") equal to the Adjusted Purchase Price (as defined below) divided by 174 (or, if different, the number of shares of Union common stock issued and outstanding as of the Closing Date). The Adjusted Purchase Price shall be the sum of $4,000,000 (the "Base Purchase Price"), plus the "Increase in Stockholders' Equity" as defined in accordance with Section 2.1(b) below, which amount shall be payable in accordance with this
Article 2, including the escrow provisions of Section 2.3 below.

            (b) The Base Purchase Price shall be adjusted by adding to it the "Increase in Stockholders' Equity", determined as follows:

             (i) Buyer and the Shareholders acknowledge that as of December 31, 1997, Union's balance sheet reflected total stockholders' equity of $2,569,942. The "Increase in Stockholders' Equity" shall be determined by:

             (I) Subtracting the total Stockholders' Equity as of December 31, 1997 ($2,569,942) from the Total Stockholders' Equity of Union (on a consolidated basis) as of the Closing Date, and

                        (II) Adding (x) Union's investment in the Cellular
                  Interest as reflected on the December 31, 1997, balance sheet, which is $514,852, and (y) Union's investment in the DBS Interest as reflected on the December 31, 1997, balance sheet, which is $61,837.

                  (ii) The sum of the Base Purchase Price and the Increase in Stockholders' Equity as determined above, shall be referred to herein as the Adjusted Purchase Price. The Adjusted Purchase Price shall be based on an estimated closing balance sheet of Union prepared in good faith by the Union accountants/consultants, subject to Buyer's review and approval thereof, which shall not be unreasonably withheld.

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      2.2 Closing Date Payment and Receipt of Shares. On the Closing Date, (i)
all Union shareholders selling shares of Union common stock, including the Shareholders (defined herein as the "Selling Shareholders") will assign and transfer to Buyer good and valid title in and to such shares of Union common stock, including without limitation, the Haugen Shares, free and clear of all Liens, by delivering to Buyer stock certificates representing the such shares of Union common stock, duly endorsed for transfer or accompanied by duly executed stock powers endorsed in blank with requisite stock transfer tax stamps, if any, attached; (ii) Buyer shall, by wire transfer of same-day funds, pay to the Selling Shareholders, including the Shareholders, in accordance with the number of shares of Union common stock shown on Exhibit A attached hereto, the amount of the Price Per Share, as determined in accordance with Section 2.1 above, multiplied by the number of shares of Union common stock shown on Exhibit A for such Selling Shareholders being transferred to Buyer hereunder, except that with respect to the Minority Shareholders, a portion of the purchase price shall be deposited into escrow as provided in Section 2.3 below (the "Closing Payment"); and (iii) the parties shall deliver to each other the documents required under this Agreement to be delivered at or prior to the Closing (which shall include, with respect to those Minority Shareholders selling their shares of Union common stock, appropriate representations and warranties as to ownership, authority and the absence of Liens).

      2.3 Post-Closing Adjustments to the Purchase Price. The Closing Payment payable by Buyer to the Selling Shareholders on the Closing Date pursuant to
Section 2.2 hereof may be adjusted as follows. At the time of Closing, _________ that total portion of the Closing Payment attributable to, and to be paid to Minority Shareholders who are also Selling Shareholders (referred to herein as "Minority Selling Shareholder(s)") shall be reduced by $10,000, with such Closing Payment made to each Minority Selling Shareholder reduced on a pro rata basis. Such $10,000 shall be held in escrow for the benefit of the Minority Selling Shareholders in accordance with the provisions of this Section 2.3. Such escrow may be a law firm trust account designated by Union, or other designee mutually acceptable to Union and Buyer (such entity is designated herein as the "Escrow Agent"). No interest shall be paid on the funds held by the Escrow Agent. Within ninety (90) days after the Closing Date, Buyer and the Shareholders shall prepare a closing balance sheet for Union as of the close of business on the Closing Date (the "Closing Balance Sheet"), which shall be mutually acceptable to the Shareholders and Buyer and their respective independent public accountants. The Closing Balance Sheet shall be prepared in accordance with GAAP and consistent with Union's past practices. The amount of the Adjusted Purchase Price shall be increased or decreased, as the case may be, by the difference, if any, between the Adjusted Purchase Price determined in good faith as of the Closing Date and the Adjusted Purchase Price as such is determined based on the Closing Balance Sheet. If, as a result of the foregoing adjustment, the Adjusted Purchase Price is increased, Buyer shall pay the Selling Shareholders, in accordance with their percentage interests shown on Exhibit A hereto relative to all Selling Shareholders (the "Percentage Interests"), the amount of such increase by wire transfer of same-day funds within ten (10) business days of the date on which the parties agree on

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the Closing Balance Sheet, and the Escrow Agent shall release all funds to the
Minority Selling Shareholders. If, as a result of the post-closing adjustment, the Purchase Price is decreased, the Shareholders shall refund to Buyer, in accordance with their Percentage Interests, the amount of such decrease by wire transfer of same-day funds within ten (10) business days of the date on which the parties agree on the Closing Balance Sheet, and the Escrow Agent shall refund to Buyer the amount of the decrease by wire transfer of same-day funds (within ten (10) business days of the date on which the parties agree on the Closing Balance Sheet) owed by the Minority Selling Shareholders to Buyer in accordance with their Percentage Interests. The remainder of such escrow funds shall be released to the Minority Selling Shareholders by the Escrow Agent. All Minority Selling Shareholders, as a condition to the sale of their shares to Buyer hereunder, shall agree in writing to the terms and conditions of these
Section 2.3 post-closing adjustments.

                                    Article 3
                    REPRESENTATIONS AND WARRANTIES OF BUYER

      For the purpose of inducing Union and the Shareholders to enter into this Agreement, Buyer hereby makes the following representations and warranties:

      3.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with full corporate power and authority to carry on the business in which it is engaged, to own, lease and operate its properties and to enter into and perform its obligations under this Agreement.

      3.2 Authorization of Agreement. The execution and delivery of this Agreement has been duly authorized and approved by the board of directors of Buyer. This Agreement is a valid and binding obligation of Buyer enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies. All persons who have executed this Agreement on behalf of Buyer have been duly authorized to do so by all necessary corporate action.

      3.3 Regulatory Approvals. At Closing, Buyer shall have given all notices to and have obtained from all local, state and federal regulatory authorities any approvals, consents, permits and authorizations required in order to consummate the transactions contemplated in accordance with this Agreement, all as more particularly provided in Section 7.1 hereof.

      3.4 Access to Books and Records. Buyer has carefully reviewed this Agreement and in deciding to purchase the Union common stock has reviewed and is continuing to review information set forth in the books and records of Union. Buyer

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acknowledges and agrees that, to the best of its knowledge, all documents, records and books pertaining to this transaction requested to date have been made available for inspection by Buyer and its representatives. Buyer has had and continues to have a reasonable opportunity to ask questions of and receive answers from the Shareholders and Union concerning all aspects of the business of Union, including, without limitation, their assets and liabilities, and, to the best of its knowledge, all such questions to date have been answered to the full satisfaction of Buyer and its representatives. Buyer further represents that its management has such knowledge and experience in financial and business matters that management is capable of evaluating the merits and risks of purchasing the Union common stock and to make an informed investment decision with respect thereto.

      3.5 Investment Intent. Buyer is acquiring the Union common stock for investment and not with a view to distribution thereof, and Buyer will not make any distribution or transfer thereof except in accordance with the Securities Act of 1933, as amended, and the rules and regulations thereunder and applicable exemptions therefrom.

                                    Article 4
                    REPRESENTATIONS AND WARRANTIES OF UNION
                              AND THE SHAREHOLDERS

      For the purpose of inducing Buyer to enter into this Agreement, Union and the Shareholders, jointly and severally, hereby make the following representations and warranties:

      4.1 Organization and Qualification of Union. Union is a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota with full corporate power and authority to carry on the business in which it is presently engaged and to own, lease and operate its properties and to perform its obligations hereunder. The Shareholders are residents of the State of South Dakota. Union is the owner of 100 percent of the issued and outstanding capital stock of Union TelNet, Inc. and KM Satellite, Inc.

            (b) Union TelNet, Inc. and KM Satellite, Inc. is each a corporation duly incorporated, validly existing and in good standing under the laws of the State of South Dakota with full corporate power and authority to carry on the business in which it is presently engaged and to own, lease and operate its properties and to perform its obligations hereunder.

      4.2 Organizational Documents. Union has delivered to Buyer a true and correct copy of the Articles of Incorporation of Union, together with all amendments thereto, as certified by the Secretary of State of South Dakota, and a true and correct copy of the Bylaws of Union as currently in effect, as certified by the Secretary of Union.



                                       9
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      4.3 Regulatory Approvals. At Closing, Union shall have given all notices to and have obtained from all local, state and federal regulatory authorities any approvals, consents, permits and authorizations required in order to consummate the transactions contemplated in accordance with this Agreement, all as more particularly provided in Section 7.1 hereof.

      4.4 Authorization of Agreement. The execution and delivery of this Agreement has been duly authorized and approved by Union's board of directors and the Shareholders. This Agreement is a valid and binding obligation of Union and the Shareholders, enforceable in accordance with its terms, subject to limitations imposed by laws and judicial decisions relating to or affecting the rights of creditors or secured creditors generally or general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity), upon the enforceability of any of the remedies, covenants or other provisions of this Agreement and the availability of injunctive relief or other equitable remedies. All persons who have executed this Agreement on behalf of Union and/or the Shareholders have been duly authorized to do so by all necessary action of Union and its Shareholders.

      4.5   Capital Stock of Union.

      (a) The authorized capital stock of Union consists of 357 and 1/7 shares of $70.00 par value common stock. The Shareholders are the beneficial owners of that number of shares of Union common stock shown on Exhibit A, which constitutes 93.2 percent of Union's issued and outstanding common stock. Directors' qualifying shares of Union Stock which are issued and outstanding are set forth on Schedule 4.5. All of the issued and outstanding shares of the Union common stock are duly and validly issued and outstanding, are fully paid and nonassessable, were issued in compliance with all state and federal laws and are held as described on Exhibit A. The delivery by the Shareholders to Buyer of a certificate or certificates representing the Haugen Shares, as provided in
Section 10.5 of this Agreement, will pass good and marketable title to the Haugen Shares to Buyer free and clear of all Liens. There are no outstanding warrants, options, rights, calls or other commitments of any nature granted by Union or relating to the Haugen Shares, and there are no outstanding securities or debt obligations of any kind convertible into shares of capital stock of Union. None of the issued and outstanding shares of capital stock of Union was issued in violation of preemptive rights.

      (b) The authorized capital stock of Union TelNET, Inc. consists of 100,000 shares of common stock, $1.00 per share par value. Union is the owner of 100 percent of Union TelNET, Inc.'s issued and outstanding common stock (the "UTI Stock"). There are 25,000 shares of UTI Stock issued and outstanding. All of the issued and outstanding shares of UTI Stock are duly and validly issued and outstanding, are fully paid and nonassessable, were issued in compliance with all state and federal laws and are held by Union. Purchase by Buyer of the Union Stock pursuant to the terms of this Agreement will pass good and marketable title to the UTI Stock to Buyer, free and clear of all Liens.

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There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the UTI Stock, and there are no outstanding securities or debt obligations of any kind convertible into shares of capital stock of Union TelNET, Inc. None of the issued and outstanding shares of capital stock of Union TelNET, Inc. was issued in violation of preemptive rights.

      (c) The authorized capital stock of KM Satellite, Inc. consists of 500,000 shares of common stock, $1.00 per share par value. Union is the beneficial owner of 100 percent of KM Satellite, Inc.'s issued and outstanding common stock (the "KM Stock"). There are [1,000 shares] of KM Stock issued and outstanding. All of the issued and outstanding shares of KM Stock are duly and validly issued and outstanding, are fully paid and nonassessable, were issued in compliance with all state and federal laws and are held by Union. The purchase by Buyer of the Union Stock pursuant to the terms of this Agreement will pass good and marketable title to the KM Stock to Buyer, free and clear of all Liens. There are no outstanding warrants, options, rights, calls or other commitments of any nature relating to the KM Stock, and there are no outstanding securities or debt obligations of any kind convertible into shares of capital stock of KM Satellite, Inc. None of the issued and outstanding shares of capital stock of KM Satellite, Inc. was issued in violation of preemptive rights.

      4.6 Financial Statements of Union. Union has delivered to Buyer copies of the audited consolidated financial statements of Union for the years ended December 31, 1997 and 1996 (the "Union Financial Statements"), which are true and correct in all material respects and set forth all known liabilities, whether contingent or otherwise, accurately and fully as of the dates thereof. Copies of the Union Financial Statements are contained in Schedule 4.6. The Union Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis and fairly present the financial condition of Union as of their respective dates and the results of operations of Union for the periods ended December 31, 1997, and December 31, 1996, respectively. Union will supply to Buyer any and all interim financial statements of Union as shall be available, including, without limitation, those for the 12-month period ending December 31, 1998 (the "Interim Financial Statements"). The Interim Financial Statements shall be prepared in accordance with generally accepted accounting principles applied on a consistent basis, subject to customary year-end adjustments, and shall present fairly the financial condition of Union for the period(s) covered thereby.

      4.7 Absence of Material Changes. Since December 31, 1997, except as disclosed on Schedule 4.7, and excluding Union's cellular and DBS businesses, Union has operated its business in the ordinary course and there has not been:

            (a) Any change in the financial condition, assets, liabilities or operations of Union other than changes in the ordinary course of business, none of which has

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      individually or in the aggregate been materially adverse to the financial condition, properties, assets, liabilities or operations of Union;

            (b) Any damage, destruction or loss, whether or not covered by insurance, resulting in a material adverse effect on the properties, operations or financial condition of Union;

            (c) Any issuance or sale or agreement to issue or sell any stock, bonds, notes or other corporate securities or long-term debt of Union;

            (d) Any granting of options, warrants or other rights calling for the issuance of stock or other corporate securities of Union;

            (e) Any merger or consolidation involving Union or any agreement to merge or consolidate with any other corporation; or any acquisition of or agreement to acquire any stock or substantially all of the assets of any business of any person, firm, association, partnership, corporation or other business entity or organization;

            (f) Any dispute or any event or condition of any character that materially and adversely affects, or could be reasonably expected to materially and adversely affect, the business or property of Union;

            (g) Any material transaction entered into by Union other than in the ordinary course of business or any transaction or series of related transactions in the ordinary course of business (including a capital expenditure) in excess of $25,000;

            (h) Any material change in the accounting methods or practices of Union or any material change in depreciation or amortization or rates theretofore adopted by Union, except for those changes affecting the telephone industry generally;

            (i) Any payment of a dividend or payment in the form of a distribution to the Shareholders or any member of their family; or

            (j) Any agreement or commitment by Union (or any understanding between Union and any third party) to do or to take any of the actions referred to in paragraphs (a) through (j) of this Section 4.7.

      4.8 Indebtedness. All of the indebtedness of Union is accurately reflected on the Union Financial Statements, except for: (i) accounts payable incurred in the ordinary course of business since December 31, 1997, and (ii) changes reflecting payments made by Union of its long-term indebtedness, all of which shall be accurately reflected on the Interim Financial Statements. Union is not in default with respect to any material indebtedness or in the performance, observance or fulfillment of any material covenant or condition relating thereto, and no event has occurred and is continuing that would constitute such a default or event of default with the giving of notice or lapse of time or both.

      4.9 Litigation and Claims. Except as disclosed on Schedule 4.9, there are no judgments unsatisfied against Union or against the Haugen Shares or the Shareholders, or consent decrees or injunctions to which Union or the Haugen Shares or the Shareholders are subject, and there is no litigation, claim or proceeding pending, or to the knowledge of the Shareholders or Union, against or relating to Union or against the Haugen Shares or the Shareholders or the properties or businesses of Union, nor do the Shareholders or Union know or have reasonable grounds to know of any basis for any such action or of any governmental investigation relating to the Shareholders or Union or the properties or operations of Union.

      4.10 Compliance With Laws. Union has complied in all material respects with all laws, regulations and orders applicable to it or its businesses and has obtained all governmental permits, licenses, franchises or the like required in order to conduct its business, and the present uses of its properties and the conduct of its businesses do not violate in any material respect any law, regulation, ordinance or order. Neither Union nor the Shareholders have received any notice or warning from any governmental authority with respect to any failure or alleged failure of Union or any of the Shareholders to comply with any applicable law, regulation or order and, to the best knowledge of Union and the Shareholders, no such notice or warning has been proposed or threatened.

      4.11 Benefit Plans. All employee benefit plans to which Union pays benefits or premiums on behalf of its employees are listed on Schedule 4.11 (the "Plans"). Except as disclosed on Schedule 4.11, Union does not have in effect and has not agreed to institute any bonus, deferred compensation, pension, profit sharing, retirement, stock options, employee stock ownership, group insurance, death benefit, welfare or other fringe benefit plan, trust agreement or arrangement, nor is Union paying or obligated to pay any bonus, deferred compensation, pension, profit sharing, severance, retirement allowance or other fringe benefit to any party whatsoever. All Plans comply in all material respects with all applicable laws, regulations or orders, are fully funded and no circumstances exist with respect to the Plans which could reasonably be expected to have a material adverse effect on the properties or operations of Union.

      4.12 No Breach of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (i) violate or result in a breach of or default or acceleration under the Articles of Incorporation or Bylaws of Union or any instrument or agreement to which Union or the Shareholders are a party or are bound which would have a material adverse effect on Union's properties or operations; (ii) violate any judgment, order, injunction, decree or award against or binding upon Union or upon the Haugen Shares or other securities, property or business of Union which would have a material adverse effect on Union's properties or operations; (iii) result in the creation of any material lien, charge or encumbrance upon the properties or assets of Union or the Haugen Shares; or (iv) violate any law or regulation of any jurisdiction relating to Union or the Haugen Shares or other securities, property or business of Union, assuming all required regulatory approvals have been obtained in connection with the transactions contemplated hereby.

      4.13 Books and Records. The books, stock record books, minute books and other corporate records of Union are true and correct in all material respects and have been maintained in accordance with ordinary business practices and applicable law. The minute books of Union as made available to Buyer and its representatives contain accurate and complete records of all meetings of and corporate actions or written consents by the shareholders and the board of directors of Union, and all issuances, redemptions, transfers and cancellations of capital stock of each. True and correct copies of the foregoing have been made available to Buyer.

      4.14 Subsidiaries and Investments. Except for Union TelNet, Inc. and KM Satellite, Inc. and except as disclosed on Schedule 4.14, Union has no subsidiaries or any investments in any other corporation, association, partnership or other business entity and does not own any shares of capital stock or other securities of any other entity or any general or limited partnership interest.

      4.15 Insurance. Attached hereto as Schedule 4.15 is a complete list of all insurance policies currently maintained by Union, and, with respect to each of such policies, a general description of the risks covered and claims insured; copies of all such policies have been furnished or will be made available to Buyer prior to Closing. All such policies are in full force and effect, and consummation of the transactions contemplated herein shall not prevent Union from continuing such policies on substantially similar terms in the future.

      4.16 Employees.

            (a) List of Employees. Schedule 4.16 sets forth a list of all of the Union employees, officers, directors, consultants and independent contractors, together with a description of any contract regarding the terms of service and the rate and basis for total compensation of such persons.

            (b) Accruals and Taxes. Schedule 4.16 sets forth the policies followed by Union with respect to vacation and sick-leave for employees of Union and/or its subsidiaries. Union has paid or made provision for the payment of all salaries and accrued wages, and any other form of accrued, but unpaid, compensation, and has complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of Taxes, and has withheld and paid to the appropriate governmental authority, or is holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of its employees.

            (c) Employment Agreement. Except as set forth on Schedule 4.16 hereto, Union is not a party to any (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will without penalty, premium or continuing obligation, or that provide for payment of any bonus or commission, (ii) agreement, policy or practice that requires it to pay termination or severance pay to salaried, non-exempt or hourly employees, (iii) collective bargaining agreement or other labor union contract applicable to persons employed by Union, nor do the Shareholders or Union know of any activities or proceedings of any labor union to organize any such employees. Union has furnished to Buyer complete and correct copies of all such agreements, if any ("Employment and Labor Agreements"). Union has not breached or otherwise failed to comply with any provisions of any Employment and Labor Agreement.

            (d) Employment Claims. There are no charges with respect to or relating to Union pending before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices, and neither the Shareholders nor Union has received notice from any federal, state or local agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of Union and, to the knowledge of the Shareholders and Union, no such investigation is in progress or threatened.

      4.17  Contracts.

            (a) Generally. Except as listed in Schedule 4.17, Union is not a party to any written contract relating to:

                  (i) Bonus, pension, profit sharing, retirement, stock option, employee stock purchase or other plans providing for deferred compensation;

                  (ii) Collective bargaining agreements or any other contract with any labor union;

                  (iii) Hospitalization insurance or other welfare benefit plans or practices;

                  (iv) Loans to its employees, officers, directors or
            Affiliates;

                  (v) The borrowing or loaning of money to or from any person or the mortgaging, pledging or otherwise placing a lien on any asset of Union;

                  (vi) A guarantee of any obligation;

                  (vii) The lease (whether as lessee or lessor) or operation of any leased property, real or personal, requiring total annual payments in excess of $25,000;

                  (viii) Intangible property (including proprietary rights), requiring total annual payments in excess of $25,000;

                  (ix) Express warranties given by Union with respect to its services rendered or its products sold or leased;

                  (x) Registration or preemptive rights with respect to any
            securities;

                  (xi) Prohibitions (other than applicable laws or regulations)
            preventing it from freely engaging in any business;

                  (xii) The purchase, acquisition, disposition or supply of
            inventory and other property and assets, requiring total annual payments in excess of $25,000;

                  (xiii) Employees, independent contractors, consultants, or other agents;

                  (xiv) Sales, commissions, advertising or marketing; or

                  (xv) Any other written contract not of the type covered by any of the foregoing items of this Section 4.17 requiring total annual payments by Union in excess of $25,000.

            (b) Compliance. Union has performed all material obligations required to be performed by it, and is not in receipt of any claim of default or breach or notice of audit, under any contract required to be disclosed on Schedule 4.17. Except as disclosed in Schedule 4.17, to the best of the Shareholders' and Union's knowledge, no event has occurred which with the passage of time or the giving of notice or both would result in a material default, breach or event of non-compliance by the Shareholders' or Union under any contract required to be disclosed on
      Schedule 4.17. Except as disclosed in Schedule 4.17, neither the Shareholders nor Union has any present expectation or intention of not fully performing all of its obligations under any contract required to be disclosed on Schedule 4.17 and has no knowledge of any breach or anticipated breach by any other party to any contract required to be disclosed on Schedule 4.17.

      4.18 True and Complete Copies. The Shareholders have delivered or made available to Buyer true and complete copies of all contracts and documents listed in the Schedules to this Agreement.

      4.19  Title and Related Matters.

            (a) Owned Property. Set forth in Schedule 4.19 is a description of all real property and a list of personal property owned and used by Union in the operation of its business and a list of real and personal property to be excluded from the transactions contemplated by this Agreement. Union has good and merchantable title to all real and personal property used in the operation of its business, free and clear of all liens, except Permitted Liens. For purposes of this Agreement, "Permitted Liens" shall mean (i) statutory liens for Taxes not yet due and payable, (ii) such imperfections or irregularities of title, liens, easements, charges or encumbrances as do not materially interfere with the present use of the properties or assets subject thereto or affected thereby, do not otherwise impair present business operations at such properties, or do not have a material adverse effect on the value of such properties and assets and
      (iii) liens specifically disclosed in the footnotes to the Union Financial Statements. All properties used in Union's business operations as of December 31, 1997 are reflected in the Union Financial Statements in accordance with and to the extent required by GAAP. Seller has delivered, with respect to any real property owned by the Company, true and complete copies of all deeds and other title documents relating to such real property. Shareholders will cooperate in furnishing materials and/or allowing such surveys and/or inspections as may be necessary in connection with Buyer's financing.

            (b) Leases. Except as set forth on Schedule 4.19, Union is not a lessee under any lease for personal or real property.

            (c) Liens. The real property owned by Union and the buildings, structures and improvements included within such real property (collectively, the "Improvements") comply in all material respects with all applicable restrictions, building ordinances and zoning ordinances and all regulations of the applicable health and fire departments. No alteration, repair, improvement or other work which could reasonably be expected to give rise to a lien has been performed with respect to such Improvements within the past one hundred twenty (120) days. Union's owned real property and its use, occupancy and operation as currently used, occupied and operated does not constitute a nonconforming use under any regulation or order affecting such real property, and the continued existence, use, occupancy and operation of such Improvements is not currently dependent on any special permit, exception, approval or variance. There is no pending or, to the Shareholders and Union's knowledge, threatened or proposed action or proceeding by any authority to modify the zoning classification of, to condemn or take by the power of eminent domain (or to purchase in lieu thereof), to classify as a landmark, to impose special assessments on or otherwise to take or restrict in any way the right to use, develop or alter all or any part of Union's owned real property.

            (d) Utilities. Except as set forth on Schedule 4.19, the real property owned by Union has access, sufficient for the conduct of its business as presently conducted, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water and other utilities used in the operation of its business as presently conducted.

            (e) Condition. Since December 31, 1997, Union has not sold, transferred, leased, distributed or disposed of any of its assets or properties, except for (i) transactions in the ordinary and regular course of business, (ii) transactions otherwise consented to in writing by Buyer, or (iii) transactions disclosed on Schedule 4.19. Union owns, leases or has all rights necessary to use, all properties and assets necessary for the conduct of its business as presently conducted. The assets and properties owned, leased or used by Union in the conduct of its business are in good condition (reasonable wear and tear excepted), are suitable for their respective uses, and comply, in all material respects, with all applicable regulations, and constitute all of the assets necessary for Buyer to conduct the businesses of Union as presently conducted.

      4.20 Tax Matters.

            (a) Generally. Union has timely filed all federal, state and local tax reports, returns, information returns and any other documents required to be filed by it (collectively, "Tax Returns") and has duly paid all Taxes shown to be due and payable on such Tax Returns and all estimated or advance payments required by law. For purposes of this Agreement, "Tax" or "Taxes" means any income, gross receipt, net proceeds, alternative or add-on minimum, ad valorem, value added, estimated turnover, sales, use, property, personal property (tangible and intangible), stamp, leasing, lease, user, excise, duty, franchise, transfer, license, withholding, payroll, employment, foreign, fuel, excess profits, occupational and interest equalization, windfall profits, service, severance and other taxes, charges, fees, levies or other assessments of any kind whatsoever (including interest, penalties, fines and additions thereto) imposed by any taxing authority, federal, state or local. All Taxes for periods ending on or prior to the Closing Date have been fully paid or reserved against on the Union Financial Statements and on the Closing Balance Sheet and on the books and records of Union in accordance with GAAP. All Taxes which are required to be withheld or collected by Union have been duly withheld or collected and, to the extent required, have been paid to the proper federal, state or local authorities or properly segregated or deposited as required by applicable regulations. There are no liens for Taxes upon any property or assets of Union, except for liens for Taxes not yet due and payable. Except as set forth on Schedule 4.20, Union has not requested an extension of time within which to file any Tax Return and has not waived the statute of limitations on the right of the IRS or any other taxing authority to assess or collect additional Taxes or to contest the information reported on any Tax Return. Any and all tax refunds owed to Union, including those set forth on the Union Financial Statements, have been properly received by Union and/or credited toward the payment of future Tax obligations.

            (b) Good Faith. All Tax Returns described in Section 4.20(a) have been prepared in good faith and to the best of the Shareholders' and Union's knowledge are correct and complete in all material respects, and to the best of the Shareholders' and Union's knowledge, there is no basis for assessment of any addition to the Taxes shown thereon.

            (c) Claims. There are no proceedings, examination or, to the best of the Shareholders' or Union's knowledge, claims currently pending by any taxing authority in connection with any Tax Returns described in Section 4.20(a) nor with respect to the periods to which such Tax Returns relate, and there are no unresolved issues or unpaid deficiencies or outstanding or proposed assessments relating to any such proceedings, examinations, claims or Tax Returns. None of the Tax Returns described in Section 4.20(a) currently is under audit or has been audited in the past five years.

            (d) True and Complete Copies. The Shareholders and Union have delivered to Buyer true and complete copies of all Tax Returns filed by Union with respect to its 1994, 1995, 1996 and 1997 fiscal years.

      4.21 Intellectual Property. Union does not own or has not applied for any registered patents, copyrights, trademarks or service marks. If necessary, Union holds valid licenses to use all proprietary rights used in the operation of its business as presently conducted.

      4.22 Environmental Matters. Union has obtained all environmental permits required in connection with the operation of its business. Union is and has been in compliance in all material respects with (i) the terms and conditions of all such environmental permits and (ii) all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables of any applicable environmental law or regulation, order, code, plan, decree, judgment, injunction or demand letter issued, entered, promulgated or approved thereunder. Union currently possesses and maintains such environmental permits in its respective name, and no amendments or modifications to such environmental permits or filings with any permitting authority are required to permit the acquisition of the shares of Union common stock as contemplated hereby. In addition, except as set forth in Schedule 4.22:

            (a) Generally. No notice, notification, demand, request for information, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending or, to the Shareholders' and Union's knowledge, threatened by any authority or other entity with respect to Union relating to any environmental permit, license or authorization required in connection with the conduct of business of Union or with respect to the generation, treatment, storage, recycling, transportation, disposal or release of any substance regulated under environmental laws ("Hazardous Materials").

            (b) Property. To best of the Shareholders' and Union's knowledge, in connection with the real property used, owned or leased by Union, except as set forth in Schedule 4.22:

            (i) Union has not handled any Hazardous Material on any property now or previously owned or leased by Union.

            (ii) No PCB or asbestos is or has been present at any property now or previously owned or leased by Union.

            (iii) There are no underground storage tanks for Hazardous Materials, active or abandoned, at any property now or previously owned or leased by Union.

            (iv) There has been no release of Hazardous Materials at, or under any property now or previously owned or leased by Union.

            (c) Transportation. Union has not (i) transported or arranged for the transportation of any Hazardous Material to any location which is listed on the National Priorities List under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended ("CERCLA"), listed for possible inclusion on the National Priorities List by the Environmental Protection Agency in the Comprehensive Environmental Response and Liability Information System ("CERCLIS") or on any similar state list or which is the subject of federal, state or local enforcement actions or other investigations or (ii) stored, treated, transported or disposed, or arranged for storage, treatment, transport or disposal of any Hazardous Materials, other than in compliance with environmental law.

            (d) Notification of Release. No oral or written notification of a "Release" (as defined in Section 9601(22) of Title 42 of the United States
      Code) of a Hazardous Material has been filed by or on behalf of Union, and no property now or previously owned or leased by Union is listed or proposed for listing on the National Priorities List under CERCLA, on CERCLIS or on any similar state list of sites requiring investigation or clean-up.

            (e) Liens. There are no Liens arising under or pursuant to any environmental laws on any of the real property owned or leased by Union, and no government actions have been taken or are threatened which could subject any of such properties to such Liens. Union is not required to place any notice or restriction relating to the presence of Hazardous Materials at any property owned by it in any deed to such property.

            (f) Site Assessments. Except as set forth in Schedule 4.22, there have been no Phase I or Phase II environmental site assessments conducted by or which are in the possession of the Shareholders or Union in relation to any property or facility now or previously owned or leased by Union.

      4.23 Dealings with Affiliates. Schedule 4.23 sets forth a complete and accurate list of all written contracts between Union and any one or more of its Affiliates. For purposes of this Agreement, "Affiliate" shall mean, with regard to any person or entity, any person or entity which, directly or indirectly, controls, is controlled by, or is under common control with, such person or entity and, with respect to any individual, the spouse, ancestors and descendants (lineal or by marriage) thereof. "Control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise. Except as set forth in Schedule 4.23, since December 31, 1997, Union has not made any payments, loaned any funds or property or made any credit arrangement with any Affiliate or employee except for the payment of employee salaries in the ordinary course of business.

      4.24 Commissions. There are and will be no claims for brokerage commissions, finder's fees, fees for fairness opinions or financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Shareholders or Union or any of their Affiliates.

      4.25 Permits and Reports. Schedule 4.25 hereto sets forth a list of all permits, licenses, registrations, certificates, orders, approvals or other authorizations from any authority or other person including, without limitation, the FCC and the SDPUC ("Permits") issued to or held by Union in connection with its operations. Such Permits are the only Permits that are required for Union to conduct its business as presently conducted. Each such Permit is in full force and effect, and neither the Shareholders nor Union has received notice that any suspension, cancellation or modification of the terms of any such Permit is threatened. Union is in full compliance in all material respects with the terms of each such Permit, and the Shareholders and Union are not aware of any reason not set forth in said Permit why any such Permit would not be renewed, upon substantially the same terms as currently exist, upon expiration of such Permit. Except as set forth on Schedule 4.25, to the best of Shareholders' and Union's knowledge, (i) all returns, reports, applications, statements and other documents required to be filed by Union with the FCC, the SDPUC and any other regulatory or governmental authority or municipality (including taxing authorities) with respect to the business on or before the date hereof have been duly filed or properly extended as permitted by law and are true and complete in all material respects, (ii) all reporting requirements of the FCC, the SDPUC and other regulatory or governmental authorities or municipalities (including taxing authorities) having jurisdiction thereof have been complied with in all material respects, and (iii) no other person or entity is currently operating or providing telephone service within the exchange boundaries served as of the date hereof by Union, and, to the best of the Shareholders' and Union's knowledge, no other person or entity is anticipating or contemplating doing so.

      4.26 Absence of Undisclosed Liabilities. Union does not have any liability of any nature whatsoever (whether known or unknown, due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefit plans or compensation arrangements or liabilities for Taxes or liabilities for under-reporting, under-billing or under-collection of revenues or underpayment of revenues to a third party, except for (i) liabilities stated or reserved against in full in the Union Financial Statements, (ii) current liabilities incurred in the ordinary course of business and consistent with past practice after the date of the Union Financial Statements which, individually and in the aggregate, do not have, and cannot reasonably be expected to have, a material adverse effect, and which shall be fully set forth in the Interim Financial Statements with respect to the periods covered thereby, and (iii) liabilities disclosed on Schedule 4.26 hereto.

      4.27 Disclosure. Neither this Agreement nor any of the attachments, written statements, documents, certificates or other items prepared for or supplied to Buyer pursuant hereto by or on behalf of the Shareholders or Union with respect to the transactions contemplated hereby contains any untrue statement of a material fact or omits any material fact necessary to make each statement contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                    Article 5
            COVENANTS AND AGREEMENTS OF THE SHAREHOLDERS AND UNION

      Union and the Shareholders, jointly and severally, covenant and agree with Buyer as follows, that from the date of this Agreement through the Closing Date, except as disclosed on Schedule 5.0 hereto:

      5.1 Changes in Articles of Incorporation or Bylaws. There shall be no change in the Articles of Incorporation or Bylaws of Union or in the authorized or issued capital stock of Union, and Union shall maintain its corporate existence and powers and shall use its reasonable best efforts to maintain the goodwill and employees of its business.

      5.2 Issuance or Purchase of Securities. Union shall not (i) issue any additional capital stock or other security, (ii) directly or indirectly redeem, exchange, purchase or otherwise acquire any shares of its capital stock; or
(iii) issue to any person or entity any options, warrants or other rights to acquire any security of Union.

      5.3 Conduct of Business. Except with the prior written approval of Buyer or as shown on Schedule 5.0 hereto:

            (a) The business of Union shall be conducted in the same manner as presently being conducted and Union shall refrain from entering into any transaction or contract other than in the ordinary course of business and shall not make any change in its methods of management, marketing, accounting or operation, except to the extent required by federal or state regulatory authorities (which changes shall be specifically described on Schedule 5.0 hereto), excluding actions taken with respect to the cellular and DBS businesses as contemplated in this Agreement;

            (b) No written employment agreement or commitment to employees (including any commitment to pay retirement, severance or other benefits) shall be entered into by Union;

            (c) No increase shall be made in the compensation or compensation plans (including bonuses, commissions, severance pay and fringe benefits) payable or to become payable to any officer, director or employee of Union, except for those routine salary increases granted to employees in the ordinary course of business and consistent with the respective prior practices of Union, and provided with respect to this Section 5.3(c), the approval of Buyer shall not be unreasonably withheld;

            (d) Union shall not (i) create or incur any indebtedness for borrowed money or create or incur any other indebtedness except in the normal and ordinary course of business; (ii) enter into or terminate any lease of real estate; (iii) create any subsidiary; (iv) release or create any liens or other security interest except for purchase money security interests granted in the normal and ordinary course of business; (v) declare or pay a dividend, whether in cash or in-kind, except for such cash distributions mutually agreed to by the parties hereto and made on or before the Closing Date, or (vi) authorize or make any change in the capital structure of Union;

            (e) Union shall not make any capital expenditure or capital expenditure commitment, or enter into any lease, as lessee, of capital equipment, except in the normal and ordinary course of business or as may be required by the SDPUC; and

            (f) Union shall not sell any asset or make any commitment relating to its assets other than in the normal and ordinary course of business, and in an amount not exceeding $25,000, excluding actions taken with respect to the cellular and DBS businesses as contemplated in this Agreement.

      5.4 Access to Properties. At all times prior to the Closing Date, Union shall allow Buyer's employees, attorneys, accountants, agents and other authorized and designated representatives full access during reasonable business hours and after reasonable notice to Union's properties, books and records, including, without limitation, deeds, title commitments, leases, insurance policies, minute books, share certificate books, share registers, accounts, financial records and all other data that are reasonably required for Buyer to make such investigation as it may desire of the properties and financial condition and businesses of Union. In order to maintain confidentiality, Buyer may have access to Union's offices and properties only upon the prior approval of William G. Haugen, Jr., Vice President of Union.

      5.5 Directors, Officers, Operations. Union shall deliver to Buyer prior to Closing a list showing:

            (a) The names of the Union directors and officers, registered agent and registered office;

            (b) The banks and financial institutions in which Union has an account or safe deposit box and the names of all persons authorized to draw thereon or to have access thereto; and

            (c) The names of all persons holding powers of attorney from Union with copies thereof attached thereto.

      5.6 Privileges. As of the Closing Date, Union and the Shareholders shall terminate any "calling card" or other special privileges, benefits or rights provided by Union to the Shareholders.

      5.7   Residential Telephone Service/Internet Service.

      (a) From and after the Closing Date, Buyer agrees to provide to the Shareholders two fully featured lines (including voice messaging) for residential local exchange telephone service without charge to each of the Shareholders for so long as such person maintains a residence within Union's existing exchange boundaries.

      (b) From and after the Closing Date, Buyer agrees to provide internet service without charge to each of the Shareholders for so long as such person maintains a residence within Union's exchange boundaries, and for so long as Union or Union TelNet,

Inc. is a provider of internet services within Union's exchange boundaries.

      5.8 Transfer of Cellular Interest and DBS Interest. Notwithstanding anything to the contrary herein, the parties acknowledge and agree that prior to the execution of this Agreement Union has sold and transferred all of the Cellular Interest and all of the DBS Interest, in full compliance with all applicable contracts, agreements, regulations, statutes and ordinances applicable to the ownership, transfer or other disposition thereof, and shall provide Buyer with written evidence thereof to the satisfaction of Buyer and its counsel. The Shareholders shall indemnify Buyer with respect to any and all liabilities arising in connection with the ownership or transfer of the Cellular Interest or the ownership or transfer of the DBS Interest, as more particularly provided in Section 6.1 (e) hereof. The Shareholders have obtained all necessary consents, approvals, permits, authorizations and waivers pertaining to the transfer of the Cellular Interest and the DBS Interest, including, without way of limitation, all necessary approvals of the South Dakota Public Utilities Commission, Federal Communications Commission, and the Federal Trade Commission, if any, prior to effectuating such transfer. Provided that the Shareholders comply with the provisions of this Section, the transfer of the Cellular Interest and the DBS Interest shall not be deemed a breach of any representation or warranty contained in this Agreement.

                                    Article 6
                           INDEMNIFICATION OBLIGATIONS

      6.1 Matters Covered by Indemnification. The Shareholders, jointly and severally, hereby covenant and agree that they shall defend and indemnify Buyer and hold harmless Buyer at all times after the Closing Date from and against and in respect to any and all losses, liabilities, claims, costs (including, without limitation, court costs and reasonable attorneys' fees), damages, expenses or deficiencies arising out of or due to:

            (a) Any breach of any representation, warranty or any agreement, covenant or obligation on the part of Union or the Shareholders made in this Agreement;

            (b) All Taxes of the Shareholders or of Union attributable to any period which ends prior to or on the Closing Date to the extent such liability was not fully accrued for in the Union Financial Statements or Closing Balance Sheet;

            (c) Any undisclosed liability of Union;

            (d) Any actions, suits, proceedings, costs, expenses and legal fees incident to any of the foregoing items listed under this Section 6.1.

            (e) Any and all claims in any way relating to or arising out of the ownership or the transfer of the Cellular Interest or the ownership or transfer of the DBS

Interest, or the business or operations of the Sioux Falls Cellular Limited Partnership, Eastern South Dakota Cellular, Inc., Dakota Systems, Inc., or the DBS business, whether arising or made before or after the Closing Date, specifically including, without way of limitation, claims arising in connection with the transfer of the Cellular Interest or the transfer of the DBS Interest; provided, however, that compliance by Union with the DBS Noncompete after Closing is expressly excluded. Notwithstanding anything in this Agreement or otherwise to the contrary, the parties specifically agree that the indemnification obligation of the Shareholders with respect to any and all indemnifiable claims or events under this Section 6.1(e) shall not be subject, or included within, to the "Minimum Amount" or the "Maximum Amount" limitations set forth below, and shall survive the "Indemnification Period" set forth in
Section 6.2 below. It is the intent and agreement of the parties that the Shareholders shall fully indemnify Buyer and Union with respect to any and all damages, expenses, fees, costs and claims pertaining to or arising from the Cellular Interest, the DBS Interest or the transfer thereof, and that such indemnification obligation survive and continue until the expiration of all applicable statutes of limitations relating thereto.

Liability shall arise pursuant to the foregoing indemnity obligations only if the losses, liabilities, claims, costs, damages, expenses or deficiencies arising therefrom exceed in the aggregate $25,000 (the "Minimum Amount"), and only with respect to such amount in excess thereof. For purposes of determining the Minimum Amount, such amount shall include the losses, liabilities, claims, costs, damages, expenses or deficiencies arising under the agreements of Shareholders with Buyer to sell the Shareholders' shares of Armour Independent Telephone Co. and the Shareholders' shares of WMW Cable TV Co., as well as this transaction. If such claims exceed the Minimum Amount, the Shareholders shall indemnify Buyer for the excess amount of the claims pursuant to this section; provided, however, that the Shareholders' total obligations to indemnify Buyer pursuant to this Article 6 shall not exceed the lesser of: (i) $600,000, or (ii) $600,000 minus any indemnification payments (including payment by set off) made by Shareholders to Buyer pursuant to Shareholders' agreements with Buyer to sell the Shareholders' shares of Armour Independent Telephone Co. and the Shareholders' shares of WMW Cable TV Co. (the "Maximum Amount").

      6.2 Procedure for Indemnification. Buyer shall assert any claim or claims for indemnification under the provisions of Section 6.1 above by giving written notice of such claim or claims to the Shareholders' Representative within the later of (i) twelve (12) months after the Closing Date, or (ii) four (4) months after the close of Buyer's first audit period following the Closing Date (the "Indemnification Period"). Each such notice shall set forth in reasonable detail the factual basis giving rise to the claim or claims and the amount of the damages and expenses incurred by Buyer as a result of such claim or claims. Such notice shall be given within a reasonable time after receipt of actual notice of such claim or the incurring of such damages and expenses by Buyer. The Shareholders agree that they shall promptly reimburse and pay Buyer for such damages and expenses to which Buyer is entitled under this Article 6. If any claim for indemnification hereunder is based upon an action or claim filed or made against Buyer or Union by a third party, then the Shareholders shall have the right to negotiate a settlement or compromise of any such action or claim or to defend any such action or claim at the sole cost and expense of, and with counsel selected by, the Shareholders; provided, however, that neither the Shareholders nor Union shall, expect with the prior written consent of Buyer, consent to the entry of any judgment or enter into any settlement or compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to Buyer of a release from all liability with respect to the subject claim. With respect to all such third party claims, Buyer shall have the right to take any actions or steps it deems reasonable to avoid the occurrence of any prejudice to the rights of Buyer. Buyer shall have the right to assume the defense of any such action with counsel of Buyer's choosing, subject to Shareholders' consent, which shall not be unreasonably withheld, at the Shareholders' sole cost, in the event such action (i) includes a demand for injunctive or equitable relief in respect of Buyer or Union, or (ii) is for an alleged amount of more than Fifty Thousand Dollars ($50,000). With respect to all other claims by third parties which may result in indemnification by the Shareholders hereunder, Buyer may participate with counsel of its choosing at its cost.

      6.3 Set Off Under Noncompetition Agreements. From and after the date of this Agreement through the longer of (a) the Indemnification Period or (b) so long as any claim made during the Indemnification Period is still outstanding and unresolved as set forth in this Article 6, Buyer shall have the right to set off against any payments due from Buyer to the Shareholders under their respective Noncompetition Agreements any amount for which Buyer is entitled to indemnification by Shareholders under this Article 6. Any set off against such payments shall be divided equally among payments to each of the Shareholders.

                                    Article 7
                              REGULATORY APPROVALS

      7.1 Regulatory Approvals. Buyer shall manage, at its expense, the process of obtaining and shall use its best efforts to obtain in an expeditious manner, with the Shareholders' assistance, all governmental consents and approvals required to carry out the transactions contemplated by this Agreement, including, without limitation, any necessary consents and approvals from the Federal Communications Commission, the South Dakota Public Utilities Commission, the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvement Act ("HSR Act"), and any other local, state or federal agency or municipality. Buyer shall use its best efforts to prepare and file all necessary regulatory notices, applications, requests and petitions within thirty (30) days after the date of this Agreement, and shall pay all filing fees required by the HSR Act. Union and the Shareholders agree to cooperate with Buyer in obtaining such consents and approvals.

                                    Article 8
                                OTHER OBLIGATIONS

      8.1 Tax Return Preparation and Audit. The parties acknowledge that Union will be required to prepare and file a tax return for a shortened year ending as of the Closing Date. Subject to the Shareholders' obligation to indemnify Buyer pursuant to Section 6.1(b) hereof, Buyer shall be responsible for accurately and timely preparing and filing such return and for the timely payment of all taxes stated therein as due and provided that Buyer shall, upon the written request of the Shareholders' Representative, permit Union's accountant to review and participate in preparing such tax returns. Buyer shall not make, or fail to make, any elections in connection with the preparation or filing of such tax returns that would have a material adverse effect on Union's tax liability on such return. The parties agree that the tax return shall be prepared on the same basis as tax returns for prior years without regard to the fact that Union will be a member of a consolidated group for tax purposes. The Shareholders agree to cooperate with the Buyer in the preparation of such tax return.

      8.2 No Shopping. Union and the Shareholders agree that, subject to compliance with any fiduciary duty, and excluding the actions taken with respect to the cellular and DBS businesses as contemplated in this Agreement, neither they nor any of their agents or Affiliates will, during the period beginning on the date hereof and ending on the first to occur of (a) the Closing or (b) the termination of this Agreement, either (i) sell or arrange for the sale of Union common stock; (ii) negotiate, solicit, encourage or authorize any person to solicit from any third party any proposals relating to the disposition of the business or assets of Union or the acquisition of Union common stock; or (iii) make any information concerning Union or Union common stock available to any person for the purpose of affecting or causing a disposition of Union assets or the Union common stock.

                                    Article 9
                       CONDITIONS PRECEDENT TO OBLIGATIONS
                          OF UNION AND THE SHAREHOLDERS

      The obligations of Union and the Shareholders under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:

      9.1 Representations and Warranties. Each of the representations and warranties of Buyer contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date, and Buyer shall have performed all covenants and agreements required to be performed by it and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

      9.2 Certificate. A certificate, dated the Closing Date, signed by an officer of Buyer covering the provisions of Section 9.1 hereof shall have been provided.

      9.3 Certified Copy of Resolutions. Buyer shall have delivered a copy, certified by the duly qualified and acting secretary or assistant secretary of Buyer, of resolutions adopted by the board of directors of Buyer approving this Agreement and the consummation of the transactions contemplated by this Agreement.

      9.4 Consents and Approvals. All consents, approvals, authorizations, permits, certificates and orders with respect to the transactions contemplated by this Agreement required from any person, entity, court or governmental agency or instrumentality (federal, state or local), including without way of limitation, all regulatory approvals contemplated by Section 7.1 hereof, shall have been obtained and shall be valid and in full force and effect, and no conditions, requirements or qualifications shall have been imposed by such consents, approvals, authorizations, permits, certificates or orders that, in the reasonable opinion of Union and the Shareholders, materially adversely impact the financial condition of Union.

      9.5 Payment. Buyer shall pay the Adjusted Purchase Price to all Selling Shareholders in accordance with Article 2.

      9.6 No Litigation. No claim, suit, action, or other proceeding shall be pending before any court or governmental body to restrain or prohibit the consummation of the transactions hereunder.

      9.7 Deliveries by Buyer. On or before the Closing Date, Buyer shall have executed and delivered to Union and the Shareholders the following:

            (a) Transition Services Agreements for each Shareholder in substantially the form attached hereto as Exhibit C; and

            (b) Noncompetition Agreements for each Shareholder in substantially the form attached hereto as Exhibit D.

      9.8 Related Transactions. Union and the Shareholders shall have evidence reasonably satisfactory to them that on or before the Closing Date the transactions contemplated in the following agreements have been consummated or are being consummated concurrently with closing under this Agreement: (i) Stock Purchase Agreement, dated ______________, 1998, among Armour Independent Telephone Co., the Shareholders and MJD Services Corp., as buyer; and (ii) Stock Purchase Agreement, dated _____________________, 1998, among WMW Cable TV Co., the Shareholders and MJD Services Corp., as buyer; and (iii) the sale or transfer of Union's Cellular Interest and DBS Interest, as contemplated in this Agreement.

      9.9 Opinion of Counsel. Buyer shall deliver at Closing an opinion of counsel to Buyer in substantially the form attached hereto as Exhibit E.

                                  Article 10
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

      The obligations of Buyer under this Agreement are subject to the fulfillment prior to or on the Closing Date of the following conditions:


      10.1 Representations and Warranties. Each of the representations and warranties of Union and the Shareholders contained in this Agreement shall be accurate in all material respects as of the date hereof and as of the Closing Date (except to the extent that such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring after the date hereof in the ordinary course of business of Union as contemplated in this Agreement); Union or Shareholders shall advise Buyer in writing of any such resulting inaccuracies, and Union and the Shareholders shall have performed all covenants and agreements required to be performed by them and shall not be in default under any of the provisions of this Agreement at or prior to the Closing Date.

      10.2 Certificate. Buyer shall have received a certificate, dated the Closing Date, signed by Union and the Shareholders covering the provisions of
Section 10.1 hereof.

      10.3 Certified Copy of Resolutions. Union shall have delivered to Buyer a copy, certified by the duly qualified and acting secretary or assistant secretary of Union of resolutions adopted by the board of directors and shareholders of Union approving this Agreement and the consummation of the transactions contemplated by this Agreement.

      10.4 Consents and Approvals. All consents, approvals, authorizations, permits, certificates and orders with respect to the transactions contemplated by this Agreement required from any person, entity, court or governmental agency or instrumentality (federal, state or local), including, without way of limitation, all regulatory approvals contemplated by Section 7.1 hereof, shall have been obtained and shall be valid and in full force and effect, and no conditions, requirements or qualifications shall have been imposed by such consents, approvals, authorizations, permits, certificates or orders that, in the reasonable opinion of Buyer, materially adversely impact the financial condition of Union; provided that Buyer agrees that the imposition of conditions of sale by the South Dakota Public Utilities Commission which are similar to those imposed in the purchase of Kadoka Telephone Co. by an affiliate of Buyer (Notice of Entry of Order TC96-167) shall not be deemed to materially adversely impact the financial condition of Union.

      10.5 Surrender of Certificates. The Selling Shareholders shall have surrendered to Buyer the certificates representing all of the issued and outstanding shares of Union common stock, and such certificates shall be duly endorsed in blank or shall have duly executed blank stock powers attached thereto. Additionally, Union shall have caused to be delivered to Buyer the certificates representing all of the issued and outstanding shares of capital stock of Union TelNET, Inc. and KM Satellite, Inc.

      10.6 Resignations. Buyer shall have received from each director and officer of Union a written resignation from all Union offices and directorships held, respectively, effective as of the Closing Date, and shall have received from each of the Shareholders their resignation as an employee of Union.

      10.7 Deliveries by Shareholders. On or before the Closing Date, Shareholders shall have executed and delivered to Buyer the following:

      (a) Transition Services Agreements for each Shareholder in substantially the form attached hereto as Exhibit C; and

      (b) Noncompetition Agreements for each Shareholder in substantially the form attached hereto as Exhibit D.

      10.8 No Material Adverse Change. Since December 31, 1997 and through the Closing Date, there shall not have occurred any material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise) of Union on a consolidated basis.

      10.9 Delivery of Corporate Records. At Closing the Shareholders shall deliver to Buyer the Union minute books and stock registers.

      10.10 No Litigation. No claim, suit, action or other proceeding shall be pending before any court or governmental body to restrain or prohibit the consummation of the transactions contemplated hereunder.

      10.11 Opinion of Counsel. The Shareholders shall deliver at Closing an opinion of counsel to the Shareholders and Union in substantially the form attached hereto as Exhibit F.

      10.12 Related Transactions. The Buyer shall have evidence reasonably satisfactory to it that on or before the Closing Date the transactions contemplated in the following agreements have been consummated or are being consummated concurrently with Closing under this Agreement: (i) Stock Purchase Agreement, dated _____________________, 1998, among Armour Independent Telephone Co., the Shareholders and MJD Services Corp., as buyer; and (ii) Stock Purchase Agreement, dated _________________, 1998, among WMW Cable TV Co., the Shareholders and MJD Services Corp., as buyer, and (iii) the sale or transfer of Union's Cellular Interest and DBS Interest, as contemplated in this Agreement.

                                   Article 11
                                   TERMINATION

      11.1 Right of Termination. This Agreement and the transactions contemplated herein may be terminated at any time prior to Closing:

            (a) By mutual written consent of Buyer and each of the Shareholders; or

            (b) By the Shareholders if Buyer breaches its obligations under
      Article 7 of this Agreement and the Shareholders shall have cooperated fully with Buyer in preparation of all required applications for approval; or

            (c) By the Shareholders in the event that any of the conditions set forth in Article 9 of this Agreement shall not have been satisfied or waived and Closing shall not have occurred on or before August 6, 1999, or such later date as shall be agreed upon pursuant to Section 1.2 of this Agreement; or

            (d) By Buyer in the event that any of the conditions set forth in
      Article 10 of this Agreement shall not have been satisfied or waived and Closing shall not have occurred on or before August 6, 1999, or such later date as shall be agreed upon pursuant to Section 1.2 of this Agreement.

      11.2 Notice of Termination. Notice of termination of this Agreement as provided for in this Article 11 shall be given by the party or parties so terminating to the other parties hereto in accordance with the provisions of
Section 12.4 of this Agreement.

                                   Article 12
                                  MISCELLANEOUS

      12.1 Entire Agreement. This Agreement, together with the exhibits and attachments hereto, constitutes the entire agreement among the parties and supersedes all prior agreements, oral or written. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Buyer may assign its rights and obligations hereunder to a direct or indirect wholly-owned subsidiary of Buyer or to an Affiliate of Buyer; provided that Buyer shall remain liable for all its obligations hereunder if Buyer's assignee fails to perform such obligations.

      12.2 Severability. If any severable provision of this Agreement is held to be invalid or unenforceable by any judgment of a court of competent jurisdiction, the remainder of this Agreement shall not be affected by such judgment, and the Agreement shall be carried out as nearly as possible according to its original terms and intent.

      12.3 Expenses. Whether or not the Closing occurs, each party shall pay its own expenses incident to the preparation and performance of this Agreement and the transactions contemplated hereby.

      12.4 Notice. Any notice, demand or other communication required or permitted by any provision of this Agreement shall be deemed to have been sufficiently given or served for all purposes when delivered in person or sent by facsimile transmission with telephone confirmation of receipt, overnight courier or registered or certified mail, return receipt requested, all postage and other charges prepaid, as follows:

If to Buyer:                                    If to Union or Shareholders:
MJD Services Corp.                              c/o David Knudson, Esq.
521 East Morehead Street, Suite 250             Davenport Law Firm
Charlotte, North Carolina  28202                P.O. Box 1030
Fax #:  (704) 344-8121                          513 So. Main Avenue
Attention:  Eugene Johnson                      Sioux Falls, South Dakota 57104
Executive Vice President                        Fax #:  (605) 335-3639

with a copy to:                                 with a copy to:
Underwood, Kinsey, Warren & Tucker, P.A.        Dennis J. Fogland Esq.
201 South College Street                        Baird, Holm Law Office
2020 Charlotte Plaza Building                   1500 Woodmen Tower
Charlotte, North Carolina  28244                Omaha, Nebraska  68102
Fax #:  (704) 377-9630                          Fax #: (402) 344-0588
Attention:  Shirley J. Linn, Esq.

or at such other address as may be designated by notice pursuant to this Section
12.4 from such party to the other party. Notice sent by overnight courier shall be deemed delivered on the business day immediately following deposit with such courier. Notice sent by facsimile transmission shall be deemed delivered on the day of transmission if a business day or if not a business day the first business day following the day of transmission. Notice sent by certified or registered mail shall be deemed delivered on the fifth day after deposit with the United States postal service.

      12.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of South Dakota.

      12.6 Captions. The captions appearing herein are for the convenience of the parties only and shall not be construed to affect the meaning of the provisions of this Agreement.

      12.7 Amendment. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, provisions, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.

      12.8 Waiver. The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect either the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

      12.9 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same Agreement. This Agreement shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to the other parties.

      12.10 Incorporation by Reference. The exhibits and schedules referred to in this Agreement are hereby incorporated in this Agreement as a part hereof as if set forth in full herein.

      12.11 Damages; Specific Performance. No party hereto shall be liable to the other for any indirect, consequential, special, punitive or any other similar damages of any kind or nature arising in any manner from this Agreement and the performance or nonperformance of obligations hereunder. In the event of a breach of this Agreement, the parties acknowledge and agree that each of them shall, in addition to any other remedies available at law or in equity, have the right to seek specific performance by the other parties of their respective obligations hereunder.

      12.12  Confidential Information.

            (a) The parties hereby acknowledge and agree that on and after the date hereof, and provided that the party seeking to enforce the provisions of this Section 12.12 is not then in default of its obligations hereunder, each party shall hold in the strictest confidence, and shall not use or disclose to any person, firm or corporation (other than on a need-to-know basis), without the written authorization of the other party, any Confidential Information in its possession pertaining to the other party, except (i) as may be ordered by a court of competent jurisdiction of a claim involving the subject matter of such Confidential Information, (ii) as otherwise required by applicable law or regulation, or (iii) as otherwise provided under Section 12.14 hereof. As used in this Agreement, "Confidential Information" means the terms and conditions contained in this Agreement, including the consideration payable hereunder, and all information, documents and materials not generally available to the public which have been provided by one party to the other in connection with the transactions contemplated hereby or which otherwise relate to, this Agreement. Union and Buyer each acknowledge and agree that any breach of this section would cause the other party irreparable harm. Accordingly, the non-breaching party may seek and obtain injunctive relief against the breach or threatened breach of this Section 12.12, in addition to any other remedies to which such party may be entitled at law or in equity. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Union or the Buyer.

            (b) Notwithstanding anything in this Agreement to the contrary, the parties shall not be under any obligation to maintain in confidence any portion of the information it has received in connection with the transactions contemplated hereby which (i) is now, or which hereafter, through no act or failure to act on the part of either party, becomes generally known or available to the public, (ii) is known by the recipient party at the time of the disclosure of such information, (iii) is furnished to the other without restriction on disclosure, or (iv) is hereafter furnished to a party by a third party, as a matter of right and without restriction of disclosure.

            (c) Notwithstanding the foregoing, any party hereto may disclose the nature and terms of this Agreement to any third party without the prior written consent of any other party or parties hereto (i) as required to obtain the consents, waivers and authorizations referenced in Sections 3.3, 4.3, 4.12, 7.1, 9.4 and 10.4 hereof, (ii) in connection with the Buyer's financing of the transactions contemplated hereby, (iii) as required by applicable law, and (iv) in connection with any securities law filing.

      12.13 Further Actions. Following the Closing Date, at the request of Buyer, the Shareholders shall deliver such further instruments of transfer and take all reasonable action as may be necessary or appropriate to effectuate this Agreement and the transactions contemplated hereby. Each party will promptly notify the other party of any information delivered to or obtained by such party which would prevent the consummation of the transactions contemplated by this Agreement, or would indicate a breach of the representations, warranties or covenants of any of the parties to this Agreement.

      12.14 Joint Publicity. No party to this Agreement shall issue any press release or make a public announcement prior to or on the Closing Date concerning this Agreement or the transactions contemplated hereby without the prior approval of Buyer and each of the Shareholders, which approval shall not be unreasonably withheld.

      IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                    MJD SERVICES CORP.,
                                    a Delaware corporation

                                    By:  /s/ Michael J. Stein
                                         -----------------------
                                    Title:  Vice Presidnet

                                    UNION TELEPHONE COMPANY OF
                                    HARTFORD, a South Dakota corporation

                                    By:  /s/ William G. Haugen
                                         -----------------------
                                    Title:  President



                                      /s/ William G. Haugen, Sr.
                                    ----------------------------
                                    WILLIAM G. HAUGEN, SR.


                                     /s/ Marilyn M. Haugen
                                    ----------------------
                                    MARILYN M. HAUGEN


                                      /s/ William G. Haugen, Jr.
                                    ----------------------------
                                    WILLIAM G. HAUGEN, JR.



                                    UNION TELNET, INC.,
                                    a South Dakota corporation

                                    By:  /s/ William G. Haugen, Jr.
                                       ----------------------------
                                     Title:   President


                                    KM SATELLITE, INC.

                                    By:  /s/ William G. Haugen, Jr.
                                       ----------------------------
                                     Title:   President

                                    EXHIBIT A

                             UNION TELEPHONE COMPANY

===============================================================================
                             NUMBER OF           PERCENTAGE OF OUTSTANDING
       SHAREHOLDER          SHARES OWNED               COMMON STOCK
-------------------------------------------------------------------------------
William G. Haugen, Sr.           44                        25.3%
-------------------------------------------------------------------------------
Marilyn M. Haugen                45                        25.9%
-------------------------------------------------------------------------------
William G. Haugen, Jr.           73*                       42.0%
-------------------------------------------------------------------------------
Eugene Benson,
Hartford, South Dakota            1                        0.6%
-------------------------------------------------------------------------------
Arvid Jordan, Hartford,
South Dakota                      1                        0.6%
-------------------------------------------------------------------------------
Ernest Kroeger,
Hartford, South Dakota            1                        0.6%
-------------------------------------------------------------------------------
Minnehaha Coop Oil,
Sioux Falls, South
Dakota                            1                        0.6%
-------------------------------------------------------------------------------
Estate of George
Mueller, Humboldt,
South Dakota                      1                        0.6%
-------------------------------------------------------------------------------
Arleen B. Oakleaf,
Hartford, South Dakota            1                        0.6%
-------------------------------------------------------------------------------
Hazel Ollig, Phoenix,
Arizona                           1                        0.6%
-------------------------------------------------------------------------------
Leo Scherer, Harford,
South Dakota                      1                        0.6%
-------------------------------------------------------------------------------
Estate of Charles
Perrett, Sioux Falls,
South Dakota                      1                        0.6%
-------------------------------------------------------------------------------
David Lee Theel, Sioux
Falls, South Dakota               1                        0.6%
-------------------------------------------------------------------------------
Trinity Lutheran
Church, Hartford, South
Dakota                            1                        0.6%
-------------------------------------------------------------------------------
Zion Evangelical
Lutheran Church,
Hartford, South Dakota            1                        0.6%
-------------------------------------------------------------------------------
                 TOTAL           174                       100%
===============================================================================

*Includes one share each held by Mildred Armentrout and JoAnn Harden as directors' qualifying shares.

                                    EXHIBIT B

                                 EXCLUDED ASSETS


(1) Vehicles: 1996 Dodge Dakota SLT (William G. Haugen, Sr. personal vehicle). Early 1950's Ford tractor

(2)   Office Equipment:

      (a)   Apple MacIntosh Power Book 160 PC (William G. Haugen, Jr.)
      (b)   Apple StyleWriter II Printer (William G. Haugen, Jr.)
      (c)   Dell Dimension XPS D300 PC (William G. Haugen, Jr.)
      (d)   Cannon FaxPhone B640 (William G. Haugen, Jr.)

(3)   Office Furniture:

      (a)   Desk, chair, two guest chairs (William G. Haugen, Sr.)
      (b)   Desk, chair (Marilyn M. Haugen)
      (c) Desk, Credenza, two drawer file set, chair, two guest chairs (William G. Haugen, Jr.)
      (d)   Seven foot folding table (William G. Haugen, Jr.)

(4)   Storage

      (a)   Three drawer file (William G. Haugen, Sr.)
      (b)   Four drawer file (Marilyn M. Haugen)
      (c)   Four drawer file (William G. Haugen, Jr.)
      (d)   Two drawer fire resistant file (William G. Haugen, Jr.)
      (e)   Two drawer metal cabinet (William G. Haugen, Jr.)

(5)   Miscellaneous:

      (a)   Various pictures and plaques located at the Company office

(6) All assets related to the Company's cellular telephone and direct broadcast satellite businesses (being sold to third parties).

Note: The Haugens have within the last several months, transferred five vehicles not used in the operation of the business (28 years or older) with a collector value only, a 1991 Buick Roadmaster and a 1995 Chevy Blazer LT. The Blazer and Roadmaster are used as personal vehicles by the Haugens.


                                       39